Form N-SAR
Item 77Q(1)

Copies of any new or amended registrant investment advisory contracts

Sub-Item 77Q(1) - On June 17, 2014, Motley Fool Funds Trust entered into an Investment Advisory Agreement with Motley Fool Asset Management, LLC dated June 15, 2009. A copy of the Investment Advisory Agreement is incorporated herein by reference to Exhibit (d)(2) of Post-Effective Amendment No. 19 to the Registrant's Registration Statement on Form N-1A filed with the SEC on June 16, 2014.

On June 17, 2014, Motley Fool Funds Trust entered into an Expense Limitation and Reimbursement Agreement with Motley Fool Asset Management, LLC dated February 17, 2010. A copy of the Expense Limitation and Reimbursement Agreement is incorporated herein by reference to Exhibit (h)(4) of Post-Effective Amendment No. 19 to the Registrant's Registration Statement on Form N-1A filed with the SEC on June 16, 2014.